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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                 SCHEDULE 14D-9

                SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934



                    SHELTER PROPERTIES VI LIMITED PARTNERSHIP
                            (Name of Subject Company)

                    SHELTER PROPERTIES VI LIMITED PARTNERSHIP
                       (Name of Persons Filing Statement)


                      UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                      (CUSIP Number of Class of Securities)

                                 PATRICK J. FOYE
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                           COLORADO CENTER, TOWER TWO
                   2000 SOUTH COLORADO BOULEVARD, SUITE 2-1000
                             DENVER, COLORADO 80222
                                 (303) 757-8101
   (Name, Address and Telephone Number of Person Authorized to Receive Notice and Communications on Behalf of the Person(s) Filing Statement)


                                    COPY TO:

                              Jonathan L. Friedman
                    Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, 34th Floor
                          Los Angeles, California 90071
                                 (213) 687-5000




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ITEM 1.           SECURITY AND SUBJECT COMPANY.

                  This Statement relates to units of limited partnership interest of SHELTER PROPERTIES VI LIMITED PARTNERSHIP, a South Carolina limited partnership (the "Partnership"), with its business address located at Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222.

ITEM 2.           TENDER OFFER OF THE BIDDER

                  This Statement relates to a tender offer for units of the Partnership by ERP Operating Limited Partnership, an Illinois limited partnership with its business address located at Two North Riverside Plaza, Chicago, Illinois 60606.

ITEM 3.           IDENTITY AND BACKGROUND

         (a) The name and business address of the Partnership, which is the person filing this Statement, are set forth in Item 1 above.

         (b)      Not applicable.

ITEM 4.           THE SOLICITATION OR RECOMMENDATION.

         (a),(b) The information in Shelter Realty VII Corporation's December 16, 1999 letter (the "Letter") and in the Litigation Settlement Offer (the "Offer"), dated November 15, 1999, concerning the position of the General Partner of the Partnership and the Partnership regarding the offer by ERP Operating Limited Partnership and by AIMCO Properties, L.P., is incorporated herein by reference. The Offer is included as Exhibit (a)(1) and the Letter is included as Exhibit (a)(2) herein.

ITEM 5.           PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

                  Not applicable.



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ITEM 6.           RECENT TRANSACTIONS AND INTENT WITH RESPECT TO
                  SECURITIES.

         (a) The information set forth in the Offer under "The Offer--Section 9. Background and Reasons for the Offer-- Comparison of Considerations to Alternative Consideration-- Prior Tender Offers" and "The Offer--Section 13. Certain Information Concerning Your Partnership--Beneficial Ownership of Interests in Your Partnership" is incorporated herein by reference.

         (b) Units held by AIMCO Properties, L.P. or its affiliates will not be tendered.

ITEM 7.           CERTAIN NEGOTIATIONS AND TRANSACTIONS BY THE
                  SUBJECT COMPANY.

         (a) - (b)        Not applicable.

ITEM 8.           ADDITIONAL INFORMATION TO BE FURNISHED.

                  The Offer and the Supplement are incorporated herein by reference.

ITEM 9.           MATERIAL TO BE FILED AS EXHIBITS

         (a)(1)   Litigation Settlement Offer, dated November 15, 1999 (Exhibit
                  (a)(1) to the Schedule 14D-1 of AIMCO Properties, L.P., dated November 15, 1999, is incorporated herein by reference).

         (a)(2)   Letter dated December 16, 1999 of Shelter Realty VII
                  Corporation.

         (a)(3) Letter of Transmittal (Exhibit (a)(2) to Amendment No. 1 to the Schedule 14D-1 of AIMCO Properties, L.P., dated December 16, 1999, is incorporated herein by reference).

         (b)      Not Applicable.

         (c)      Not Applicable.


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 16, 1999

                                        SHELTER PROPERTIES VI LIMITED
                                        PARTNERSHIP
                                            a South Carolina limited partnership


                                        By: SHELTER REALTY VII CORPORATION
                                            its General Partner


                                        By: /s/ Patrick J. Foye
                                            ------------------------------------
                                            Patrick J. Foye
                                            Executive Vice President



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                                  EXHIBIT LIST


EXHIBIT NO.                DESCRIPTION
-----------                -----------

(a)(1)                     Litigation Settlement Offer, dated November 15, 1999
                           (Exhibit (a)(1) to the Schedule 14D-1 of AIMCO
                           Properties, L.P., dated November 15, 1999, is incorporated herein by reference).

(a)(2)                     Letter dated December 16, 1999 of Shelter Realty VII
                           Corporation.

(a)(3)                     Letter of Transmittal (Exhibit (a)(2) to Amendment
                           No. 1 to the Schedule 14D-1 of AIMCO Properties,
                           L.P., dated December 16, 1999, is incorporated herein by reference).

(b)                        Not Applicable.

(c)                        Not Applicable.




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